THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

AMENDED AND RESTATED
CONVERTIBLE PROMISSORY NOTE
DATED FOR REFERENCE AUGUST 19, 2004

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WHEREAS:

(A) Stephen D. Seymour (the “Holder”) advanced a loan (the “Loan”) in the principal amount of Sixty-Six Thousand Dollars ($66,000) to Nord Resources Corporation, a Delaware corporation (the “Company”) as evidenced by a promissory note (the “Note”) dated August 19, 2004;

(B) The Note was amended on September 26, 2005, November 30, 2005 and May 5, 2006; and

(C) The Holder and the Company have agreed to further amend the terms of the Loan and to wish amend and restate the Note as amended, to reflect and consolidate all amendments to date as follows:

For value received the Company promises to pay to the Holder the principal sum of Sixty-Six Thousand Dollars ($66,000). Simple interest shall accrue from August 19, 2004, on the unpaid principal amount at a rate equal to ten percent (10%) per annum. This Note is subject to the following terms and conditions:

1. Maturity: Unless converted as provided in Section 2, this Note will automatically mature and be due and payable in cash upon the earlier of:

(a) September 30, 2006; and

(b) the closing date of

(i) a registered equity offering and/or a debt project financing (collectively or separately, a “Funding”) in which the Company raises not less than the aggregate amount of $25,000,000, or

(ii) a significant corporate transaction (a “Significant Transaction”) in which

(A) any person, together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the common shares the Company, or

(B) there is a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or of assets of the Company valued at $12,000,000 or greater

(the “Maturity Date”). Subject to Section 2 below, interest shall accrue on this Note,

2. Conversion:

(a) Investment by the Holder. On the Maturity Date:

(i) resulting from a Funding, the Company will repay the outstanding principal and interest, as follows:

(A) as to 50% in cash, and

(B) as to 50% in fully paid and non assessable shares of common stock of the Company with a deemed issue price of $0.20 per share,

(ii) resulting from a Significant Transaction:

(A) the outstanding principal will, at the option of the Holder communicated the Company no later than two business days prior to the Maturity Date, and

(B) the outstanding interest will, at the option of the Company communicated to the Holder no later than two business days prior to the Maturity Date be converted into fully-paid and non-assessable shares of common stock of the Company at the conversion price of $0.20 per share, and

(iii) not resulting a Funding or a Significant Transaction,

(A) some or all of the outstanding principal may, at the option of the Holder communicated to the Company no later than two (2) business days prior to the Maturity Date, and

(B) some or all of the outstanding interest may, at the option of the Company communicated to the Holder no later than two (2) business days prior to the Maturity Date be converted into fully-paid and non-assessable shares of common stock of the Company at the conversion price of $0.20 per share.

Any shares of the Company issued pursuant to this Section 2 will be “restricted shares” as defined by the Rule 144 under the Securities Act of 1993, as amended.

(b) Mechanics and Effect of Conversion. No fractional shares of the Company’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled. upon such conversion, together with an other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest; and

(c) Shares. The Shares issued to the Holder pursuant to sections 2(a) and 2(b) shall be ‘restricted securities’ as defined by Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company agrees that if at any time from the date hereof until the earliest to occur of:

(i) the date as of which all the Shares may be sold by the Holder without regard to the volume limitations set forth in Rule 144(e) under the Securities Act, and

(ii) such date as of which all the Shares held by the Holder have been sold, and there is not an effective registration statement covering all of the Shares, the Company shall determine to prepare and file with the United States Securities and Exchange Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act, of any of its equity securities (other than on Form S-4 or Form S-8 under the Securities Act, or their then equivalents, relating to equity securities to be issued solely in connection with any acquisition of any entity or business, or equity securities issuable in connection with stock incentive or other employee benefit plans), then the Company shall send to each Holder written notice of such determination and, if within fifteen days after receipt of such notice, a Holder shall so request in writing, the Company shall include in such registration statement all or any part of the Shares the Holder requests to be registered; provided that the Company shall not be required to register any Shares pursuant to this Section that are eligible for resale pursuant to Rule 144(k) promulgated under the Securities Act.

3. Payment: All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of any part of this Note or the entire amount of this Note may be made at any time without penalty.

4. Transfer; Successors and Assigns: The terms and conditions of this Note shall enure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to affiliates. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to. the registered holder of this Note.

5. Governing Law: This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Arizona, without giving effect to principles of conflicts of law.

6. Notices: Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. Mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

7. Amendments and Waivers: Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, the Holder and each transferee of the Note.

8. Stockholders, Officers and Directors Not Liable: In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

9. Entire Agreement: This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

10. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally-signed copies of the documents which are the subject of such facsimiles.

Dated as of August 14, 2006

AGREED TO AND ACCEPTED:

COMPANY:		HOLDER:

NORD RESOURCES CORPORATION		STEPHEN D. SEYMOUR

By: /s/ John Perry		BY: /s/ Stephen D. Seymour

Name:	John Perry	Name:	Stephen D. Seymour

Title:	Senior Vice President, Secretary,
	Treasurer and Chief Financial Officer	Address:	Rockland Investments Inc.
2201 Old Court Road
Address:	1 West Wetmore Road, Suite 203		Baltimore, MD 21208 USA
Tucson, Arizona 85705 USA